EXHIBIT 99.4 News Release

HP To Evaluate Strategic Alternatives For Personal Systems Group

—	Company to explore separating PSG through spin-off or other transaction

PALO ALTO, Calif., August 18, 2011 – HP today announced that its board of directors has authorized the evaluation of strategic alternatives for its Personal Systems Group (“PSG”), including the exploration of the separation of its PC business into a separate company through a spin-off or other transaction.

PSG has a proud history of innovation and technological leadership as well as a strong operating track record and industry leading profitability.  PSG is the leading manufacturer of personal computers in the world and had annual revenues of approximately $41 billion in fiscal year 2010.  PSG enjoys leading global market positions in consumer and commercial PCs.

HP is implementing a plan to fundamentally transform the company.  An important component of the plan is focusing its investments, resources and management attention to drive higher value solutions to enterprise, small and midsize and public sector customers.  HP believes that the exploration of alternatives for PSG will help the company accomplish its strategic goals and pursue profitable growth and enhanced shareholder value.  A post-transaction HP would continue to help its customers manage the information explosion and address their most critical needs through a portfolio that spans printing, software, services, servers, storage and networking.

Editorial Contacts

Mylene Mangalindan, HP
+1 650 236 0005
corpmediarelations@hp.com

Michael Thacker, HP
+1 650 857 2254
corpmediarelations@hp.com

HP Media Hotline
+ 1 866 266 7272
www.hp.com/go/newsroom

“The exploration of alternatives for PSG demonstrates our commitment to enhancing shareholder value and sharpening our strategic and financial focus,” said Léo Apotheker, HP president and chief executive officer.  “In March we outlined a strategy for HP, built on cloud, solutions and software to address the changing requirements of our customers, shaped heavily by secular market trends that are redefining how technology is consumed and deployed.  Since then, we have observed the acceleration of these market trends, which has led us to evaluate additional steps to transform HP to meet emerging opportunities.  We believe the acquisition of Autonomy, combined with the exploration of alternatives for PSG, would allow HP to more effectively compete and better execute its focused strategy.”

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The personal computing market is quickly evolving with new form factors and application ecosystems.  Given these realities, HP believes it is in the best interests of the company and its shareholders to explore ways for PSG to position itself to address these rapid changes and maintain its technological and market leadership positions.

“We believe exploring alternatives for PSG could enhance its performance, allow it to more effectively compete and provide greater value for HP shareholders,” said Apotheker.  “PSG is a world-class scale business with a leading market share position and a highly effective supply chain and broad reach and go-to-market capabilities.  We believe there are alternatives that could afford PSG more autonomy and flexibility to make strategic investment decisions to better position the business for its customers, partners and employees.”

Next Steps
HP management, together with its financial and legal advisers, will explore strategic alternatives, including, the exploration of the separation of its PC business into a separate company through a spin-off or other transaction that would likely be tax free to U.S. shareholders. HP expects that the process could be completed within approximately 12-18 months.

There can be no assurance that any transaction regarding PSG will be pursued or completed.  The company does not intend to disclose developments with respect to the progress of its strategic alternative review process until such time as the HP board of directors approves or completes a transaction or otherwise determines that further disclosure is appropriate.

Apotheker added, “As we explore alternatives for PSG, we will be focused on a path that not only enhances value for HP shareholders but also provides greater opportunities for our people, businesses, partners and customers.  While this process is underway, we will remain focused on operating our businesses.  The strength of PSG is a testament to our world-class team of employees and reflects their commitment to innovation and customers and partners.”

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Conference Call
HP will be discussing this announcement during its previously scheduled Q3 2011 earnings conference call today at 2:00 pm PT / 5:00 pm ET.  The call is accessible via an audio webcast at www.hp.com/investor/2011q3webcast.

About HP
HP creates new possibilities for technology to have a meaningful impact on people, businesses, governments and society. The world’s largest technology company, HP brings together a portfolio that spans printing, personal computing, software, services and IT infrastructure at the convergence of the cloud and connectivity, creating seamless, secure, context-aware experiences for a connected world. More information about HP (NYSE: HPQ) is available at http://www.hp.com.

Forward-looking statements
This document contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties ever materialize or the assumptions prove incorrect, the results of HP may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements of the plans, strategies and objectives of management for future operations, including the exploration of strategic alternatives for PSG; statements concerning the expected development, performance or market share of PSG and HP; statements regarding pending business combination transactions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the impact of macroeconomic and geopolitical trends and events; the competitive pressures faced by HP’s businesses; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; the execution and performance of contracts by HP and its suppliers, customers and partners; the protection of HP’s intellectual property assets, including intellectual property licensed from third parties; integration and other risks associated with business combination and investment transactions; the hiring and retention of key employees; assumptions related to pension and other post-retirement costs; expectations and assumptions relating to the execution and timing of cost reduction programs and restructuring and integration plans; the possibility that the expected benefits of pending business combination transactions may not materialize as expected or that the transactions may not be timely completed; the resolution of pending investigations, claims and disputes; and other risks that are described in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010 and HP’s other filings with the Securities and Exchange Commission, including HP’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2011.

© 2011 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.